Exhibit 4.2

NEWKIRK REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

                NEWKIRK REALTY TRUST, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

                FIRST:    Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by unanimous written consent dated        , adopted resolutions designated as Special Resolutions pursuant to Section 5.11 of the Charter which classified one (1) authorized but unissued share of preferred stock of the Corporation, par value $.01 per share (“Preferred Stock”) as a separate class of Preferred Stock designated as “Special Voting Preferred Stock” and having the voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth as follows, which upon any restatement of the Charter shall be made part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof.

1.             Designation and Number.  A class of Preferred Stock designated as “Special Voting Preferred Stock” is hereby established.  The number of shares constituting such class shall be one (1). Such number of shares may be increased only by resolution of the Board of Directors which is approved by the affirmative vote of all of the Independent Directors.

2.             Definitions:  For purposes of the Special Voting Preferred Stock, the following terms shall have the following meanings:

                “Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors, subject to applicable law, to perform any of its responsibilities with respect to the Special Voting Preferred Stock.

                “Capital Stock” shall have the meaning set forth in the Charter.

                “Common Stock” shall mean the common stock, $.01 par value per share, of the Corporation.

                “Effective Date” shall mean the date of the closing of the sale of the shares of Common Stock pursuant to the Corporation’s initial public offering of shares of its Common Stock

                “Effective Time Units” means the Partnership Common Units that are not held by the Corporation and are issued and outstanding as of the close of business on the Effective Date.

“Independent Directors” shall have the meaning set forth in the Charter.

“Operating Partnership” shall mean Newkirk Master Limited Partnership, a Delaware limited partnership of which the Corporation is the sole general partner, and any successor thereof.

                “Partnership Agreement” shall mean the Agreement of Limited Partnership of the Operating Partnership, dated         , 2005 as the same may be amended from time to time.

                “Partnership Common Units” shall have the meaning set forth in the Partnership Agreement.

                “Preferred Stock” shall mean the preferred stock, $.01 par value per share, of the Corporation.

                “Redemption Date” shall mean the date upon which a Redemption Event occurs.

                “Redemption Event” shall mean either of the following:  (i) the consummation of a consolidation, merger, combination or other transaction involving the Operating Partnership pursuant to which the outstanding Partnership Common Units are converted or changed into or exchanged for stock and/or other securities of any other entity and/or cash or any other property; or (ii) the Voting Amount is reduced to zero.

“Voting Amount” shall mean a number initially equal to the number of Effective Time Units which is                 , subject to automatic reduction (but not increase) from time to time to the extent Effective Time Units are redeemed by the Operating Partnership pursuant to Section 8.6A of the Partnership Agreement or are acquired by the Corporation pursuant to Section 8.6B of the Partnership, and subject to further appropriate adjustment as set forth in Section 4(b) below.  As permitted by Article VI of the Charter and the Maryland General Corporation Law (“MGCL”), the Voting Amount, and therefore the voting power of the Special Voting Preferred Stock, as described in Section 4 below, are dependent upon the number of outstanding Effective Time Units from time to time which constitute “facts ascertainable outside of the charter” of the Corporation

3.             Dividends and Distributions.  Except as set forth in Section 7 hereof, the holders of shares of Special Voting Preferred Stock shall not be entitled to any regular or special dividend payments. Without limiting the foregoing, the holders of shares of Special Voting Preferred Stock shall not be entitled to any dividends or other distributions declared or paid with respect to the shares of Common Stock or any other class or series of stock of the Corporation.

4.             Voting Rights.

(a)           With respect to all matters submitted to a vote of the stockholders of the Corporation, each share of Special Voting Preferred Stock shall entitle the holder thereof to an aggregate number of votes equal to the Voting Amount in effect on the record date for determining the holders of stock of the Corporation entitled to vote on such matter. The holders of shares of Special Voting Preferred Stock shall vote together with the holders of shares of Common Stock as one class on all matters submitted to a vote of stockholders of the Corporation, and, except as expressly set forth in Section 4 hereof, the holders of shares of

Special Voting Preferred Stock shall have no other voting rights, as a separate class or other otherwise, including any rights to vote as a class with respect to any extraordinary corporate action such as a merger, consolidation, dissolution, liquidation or the like.

(b)           If the Corporation or the Operating Partnership shall at any time after the Effective Date subdivide or combine its outstanding shares of Common Stock or Partnership Common Units, as the case may be, declare a dividend payable in Common Stock or Partnership Common Units, as the case may be, or effect any similar change in its capitalization structure, the Voting Amount shall be adjusted appropriately to allow the holders of the Special Voting Preferred Stock, as nearly as reasonably possible, to maintain the pro rata voting rights in the Corporation that such holders possessed immediately prior to any such subdivision, combination, stock dividend, reorganization, reclassification or similar event.

(c)           Anything herein to the contrary notwithstanding, if the number of shares of Special Voting Preferred Stock is increased and additional shares of Special Voting Preferred Stock are issued, then at any time during which more than one share of Special Voting Preferred Stock is issued and outstanding, each share of Special Voting Preferred Stock shall entitle the holder thereof to a number of votes equal to the Voting Amount in effect on the record date for determining the holders of shares of Common Stock entitled to vote on any matter, divided by the number of shares of Special Voting Preferred Stock which are issued and outstanding on such date.

5.             Restrictions on Transfer.

(a)           No share of Special Voting Preferred Stock shall be transferable, and no such share shall be transferred on the stock transfer books of the Corporation, without the prior approval of the Corporation.  A legend shall be placed on the face of each certificate representing ownership of shares of Special Voting Preferred Stock referring to the restriction on transfer set forth herein.

(b)           Notwithstanding any terms or provisions to the contrary contained herein, the Special Voting Preferred Stock shall constitute Capital Stock and shall be subject to the provisions of Article VII of the Charter entitled “Restriction on Transfer and Ownership Shares”.

6.             Reacquired Shares.  Any shares of Special Voting Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall cease to be outstanding and shall become authorized but unissued shares of Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by action of the Board of Directors, and the former holder or holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares.

7.             Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any assets of the Corporation shall be distributed, paid or set aside for the holders of any equity securities ranking junior to the Special Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, the

Corporation shall pay to the holders of shares of Special Voting Preferred Stock, out of assets of the Corporation legally available for distribution to it stockholders, the sum of $10.00 per share for each share of Special Voting Preferred Stock held by each such holder.   After payment in full to the holders of the Special Voting Preferred Stock of the above-described Ten Dollars ($10.00) per share liquidation amount, the holders of the Special Voting Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the holders of Special Voting Preferred Stock and the holders of Common Stock shall be insufficient to pay in full the above-described liquidation amount per share to the holders of the Special Voting Preferred Stock and a like amount per share to the holders of the Common Stock, then such assets, or the proceeds therefrom, shall be distributed among the holders of the Special Voting Preferred Stock and the Common Stock in equal amounts per share.

For the purposes of this Section 7, (i) a consolidation or merger of the Corporation with one or more entities, (ii) a sale or transfer of all or substantially all of the Corporation’s assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

8.             Redemption.  Upon the occurrence of a Redemption Event, then, concurrent with the Redemption Event, the outstanding shares of Special Voting Preferred shall be redeemed by the Corporation out of assets legally available therefore, at a redemption price, payable in cash, equal to $10.00 per share of Special Voting Preferred Stock.  From and after the Redemption Date, the outstanding shares of Special Voting Preferred Stock shall no longer be deemed outstanding and all rights of holders of such shares will terminate, except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of the certificates evidencing the shares of Special Voting Preferred Stock, if so required).

9.             Rank.

(a)           The Special Voting Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all equity securities issued by the Corporation, the terms of which provide that such equity securities rank junior to the Special Voting Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation; (b) junior to all equity securities issued by the Corporation, the terms of which provide that such equity securities rank senior to the Special Voting Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation; and (c) on a parity with the Common Stock of the Corporation and with all other equity securities issued by the Corporation, other than those equity securities referred to in clauses (a) and (b) hereof; provided, however, that after payment in full to the holders of the Special Voting Preferred Stock of the Ten Dollars ($10.00) per share liquidation amount described in Section 7 above, the holders of the Special Voting Preferred Stock will have no right or claim to any of the remaining assets of the Corporation, and such remaining assets of the Corporation shall be distributed among the holders of Common Stock and any other classes or series of stock ranking on a parity with or junior to the Special Voting Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, according to their respective rights and preferences and in each case according to their respective number of shares, and the holders of the Special Voting Preferred Stock shall not be entitled to share therein.

(b)           The Special Voting Preferred Stock will, with respect to dividend rights, rank junior to the Common Stock and to all other equity securities issued by the Corporation.

(c)           The term “equity securities” does not include convertible debt securities or other debt securities of the Corporation which will rank senior to the Special Voting Preferred Stock prior to conversion.

10.           Maturity.  The Special Voting Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, except as provided in Section 8 above.

11.           Conversion.  The Special Voting Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

12.           No Preemptive Rights.  No holder of shares of Special Voting Preferred Stock shall have any pre-emptive or preferential right to subscribe for, or to purchase, any additional shares of capital stock of the Corporation of any class or series, or any other security of the Corporation which the Corporation may issue or sell.

SECOND: The Special Voting Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President, and attested to by its Secretary, on this        day of                              , 2005.

NEWKIRK REALTY TRUST, INC.

By:
Name:
Title:

ATTEST:

Name:
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